Exhibit 99.1

GSE Solutions Discloses Notice from Nasdaq

Columbia, MD – July 10, 2020 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in delivering and supporting end-to-end training, engineering, compliance, simulation, and workforce solutions to the power industry, today announced that it received a notice letter dated July 8, 2020 from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating, that as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2020 (the “Quarterly Report”), the Company is not in compliance with Nasdaq’s Listing Rule 5250(c)(1).

Nasdaq stated in its notification that the Company has 60 calendar days, or until September 6, 2020, to submit a plan to regain compliance.  The Company intends to submit a plan of compliance on or before the September 6, 2020 deadline. Nasdaq’s notification has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market.

Due to circumstances primarily stemming from the COVID-19 pandemic, the Company did not timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2020, by the extended due date of June 29, 2020, as further extended to July 6, 2020 by the Company’s Form 12b-25 filed with the SEC on June 29, 2020.  The Company continues to work diligently with its auditors to complete its Quarterly Report with the U.S. Securities and Exchange Commission as soon as reasonably practical and is targeting submission of this filing by July 24, 2020.

ABOUT GSE SOLUTIONS
We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that enable customers to achieve the performance they envision. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is a proven solution provider, with more than four decades of industry experience and more than 1,100 installations serving hundreds of customers in over 50 countries spanning the globe. www.gses.com

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Kyle Loudermilk	Kalle Ahl, CFA
Chief Executive Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7800